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Exhibit 4.4

AMENDMENT NO. 1 TO SERIES 1999-1 SUPPLEMENT
(Yamaha Motor Master Trust/Floating Rate Series 1999-1)

        AMENDMENT NO. 1 TO SERIES 1999-1 SUPPLEMENT (this "Amendment"), dated as of December 7, 2000, is by and among YAMAHA MOTOR RECEIVABLES CORPORATION, a Delaware corporation, as transferor (hereinafter, together with its successors and assigns in such capacity, the "Transferor"), YAMAHA MOTOR CORPORATION, U.S.A., a California corporation, as servicer (hereinafter, together with its successors and assigns in such capacity, the "Servicer") and THE CHASE MANHATTAN BANK, a New York banking corporation (successor to The Fuji Bank and Trust Company), as trustee (hereinafter, together with its successors and permitted assigns in such capacity, the "Trustee").

RECITALS

        WHEREAS, the Transferor, the Servicer and the Trustee have entered into that certain Series 1999-1 Supplement, dated as of June 1, 1999 (as previously amended, the "Original Supplement" and as amended hereby, the "Supplement"), to the Amended and Restated Master Pooling and Servicing Agreement, dated as of May 1, 1999 (as amended including by the First Amendment to Amended and Restated Master Pooling and Servicing Agreement, dated as of November 19, 1999 (the Pooling and Servicing Agreement").

        WHEREAS, the Transferor has requested that the Transferor Subordination Event relating to the percentage all-terrain vehicles be amended as further described below.

        WHEREAS, in order to effectuate such requested amendment, the parties hereto wish to amend the Original Supplement as hereinafter provided.

AGREEMENT

        NOW, THEREFORE, in exchange for good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereby agree as follows:

        Section 1.    Defined Terms.    Unless otherwise defined herein, the terms used herein shall have the meanings assigned to such terms in, or incorporated by reference into, the Original Supplement.

        Section 2.    Amendments to Original Supplement.    Section 9 of the Original Supplement which specifies Article IV of the Pooling and Servicing Agreement is hereby amended by deleting clause (ii) of Section 4.14(d) in its entirety and substituting in its place the following:

          "(ii) as of the last day of any Collection Period, the average aggregate balance of Receivables with respect to Products constituting all-terrain vehicles for the three consecutive Collection Periods immediately preceding such date, calculated as a percentage of the Pool Balance, exceeds 36%;".

        Section 3.    Representations and Warranties.    Each party, by executing this Amendment, hereby represents and warrants that the Person executing this Amendment on behalf of such party is duly authorized to do so, such party has full right and authority to enter into this Amendment and to consummate the transactions described in this Amendment, and this Amendment constitutes the valid and legally binding obligation of such party and is enforceable against such party in accordance with its terms.

        Section 4.    Effective Date.    This Amendment shall become effective as of the date first written above upon the execution and delivery of this Amendment by all of the parties hereto (the "Effective Date").

        Section 5.    Execution in Counterparts.    This Amendment may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Amendment.

        Section 6.    Binding Effect.    This Amendment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

        Section 7.    Governing Law.    This Amendment shall be governed by and construed in accordance with the internal laws of the State of New York.

        Section 8.    Severability of Provisions.    Any provision of this Amendment which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

        Section 9.    Captions.    The captions in this Amendment are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.

        Section 10.    Supplement to Remain in Full Force and Effect; References.    Except as amended hereby, the Original Supplement shall remain in full force and effect and is hereby ratified, adopted and confirmed in all respects. This Amendment shall be deemed to be an amendment to the Original Supplement. All references in the Original Supplement to "this Supplement," "hereunder," "hereof," "herein," or words of like import, and all references to the Original Supplement in any other agreement or document shall hereafter be deemed to refer to the Original Supplement as amended hereby.

[REMAINDER OF THIS PAGE LEFT INTENTIONALLY BLANK]

        IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to the Series 1999-1 Supplement to be executed as of the date and year first above written.

YAMAHA MOTOR RECEIVABLES CORPORATION, as Transferor
By:	/s/ RUSSELL D. JURA
Name:	Russell D. Jura
Title:	Assistant Secretary
YAMAHA MOTOR CORPORATION, U.S.A., as Servicer
By:	/s/ KENJI FUJIMOTO
Name:	Kenji Fujimoto
Title:	Secretary
THE CHASE MANHATTAN BANK, as Trustee
By:	/s/ CRAIG M. KANTOR
Name:	Craig M. Kantor
Title:	Vice President

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AMENDMENT NO. 1 TO SERIES 1999-1 SUPPLEMENT (Yamaha Motor Master Trust/Floating Rate Series 1999-1)